Exhibit 99.1

FOR OFFICIAL RELEASE 5049 Edwards Ranch Rd, 4th Floor Fort Worth, TX 76109

SEGG Media Completes $10 Million Acquisition of

GXR World Sports Platform

Transaction Rounds Out $20 Million Month for Company

Fort Worth, Texas SEGG Media Corporation (NASDAQ: SEGG, LTRYW) (“SEGG Media” or the “Company”), a leading technology company owning Sports.com, Concerts.com, and Lottery.com, today announced it has completed a $10 million acquisition of the technology assets and current active user base of more than 1,000,000 from GXR Racer Holdings Limited (“GXR”) (the “Transaction”). The Transaction marks SEGG Media’s second completed acquisition in July following the earlier acquisition of Concerts.com. The total pre-money valuation of the Company’s completed July transactions is $20 million.

Integration between the GXR platform and the Sports.com app will result in the Sports.com Super App. The platform will offer an all-in-one digital ecosystem built for the modern sports audience combining live streaming; community chat hubs; stats-based social media; e-commerce; real-money and fantasy sports gaming; real time translations; and sports news. In a 2024 study released by Comcast Advertising, avid sports fans spend an average of five hours per week on sports beyond just watching live matches and casual fans spend two hours consuming non-game sports content. Sports.com aims to capture the entire lifecycle of fan engagement.

As part of the transaction, Paul Roy, Founder and CEO of GXR, will serve as a Director of a newly formed entity, (“NewCo”) created to house the Sports.com Super App. With more than two decades of leadership experience spanning video gaming, esports, and global sports media, Paul will contribute to the integration strategy and long-term growth of Sports.com’s global operations.

Revenue generation will be driven by premium subscriptions, in-app advertising, merchandise sales, and gamified challenges. The Sports.com Super App is on track for a phased global launch beginning Q3 2025. The launch will mark a major step forward in SEGG Media’s mission to transform interactive sports media.

One of the first confirmed commercial and broadcast partnerships for the Sports.com Super App is global streaming of India’s Super League Kerala, which highlights the platform’s focus on regional leagues with global audiences. In addition, SEGG Media is currently in active discussions with other premier sports leagues across Latin America, Middle East, Africa, Europe, and Asia to acquire exclusive regional streaming and gaming rights to showcase on the Sports.com Super App.

Following SEGG Media’s investment into the Veloce Media Group earlier this month, Sports.com, a division of SEGG Media, will deepen its expansion into esports, bridging traditional sports engagement with gaming-native audiences through premium content and innovative interactivity.

Over the next 18 months, the Sports.com Super App will unveil a suite of imaginative features designed to appeal to the next generation of digital-native sports fans—integrating immersive video, real-time interactivity, and cross-platform engagement across mobile and smart devices.

FOR OFFICIAL RELEASE 5049 Edwards Ranch Rd, 4th Floor Fort Worth, TX 76109

“We’ve delivered on multiple high-impact acquisitions this month, turning LOIs into real strategic assets,” said Matthew McGahan, Chairman and CEO of SEGG Media. “Acquiring the GXR platform and adding Paul Roy to the team allows us to accelerate our mission to deliver the world’s first fully immersive, unified sports and entertainment media app. This is all about execution and the market is now seeing that SEGG Media is delivering.”

“This is more than a platform play, it’s a global media evolution,” said Tim Scoffham, CEO of Sports.com Media. “With GXR’s existing user base of more than 1,000,000 active users., the Sports.com Super App is rapidly positioning itself to become the go-to app for sports, esports, and immersive fan experiences around the world. Integrating the two platforms allows us to accelerate the development timeline for the Super App bringing fans closer to the action much sooner.”

Additional information on the transaction will be available on the Company’s Form 8-K which will be filed on or before August 5, 2025. The Company’s public filings can be found at SEC.gov or investors.seggmediacorp.com.

About SEGG Media Corporation

SEGG Media (Nasdaq: SEGG, LTRYW) is a global sports, entertainment and gaming group operating a portfolio of digital assets including Sports.com, Concerts.com and Lottery.com. Focused on immersive fan engagement, ethical gaming and AI-driven live experiences, SEGG Media is redefining how global audiences interact with the content they love.

For additional information, visit www.seggmediacorp.com or contact media relations at media@seggmediacorp.com.

For additional information, visit www.seggmediacorp.com or contact media relations at media@seggmediacorp.com.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, regarding the Company’s strategy, future operations, prospects, plans and objectives of management, are forward-looking statements. When used in this Form 8-K, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “initiatives,” “continue,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. The forward-looking statements speak only as of the date of this press release or as of the date they are made. The Company cautions you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of the Company. In addition, the Company cautions you that the forward-looking statements contained in this press release are subject to risks and uncertainties, including but not limited to: the Company’s ability to secure additional capital resources; the Company’s ability to continue as a going concern; the Company’s ability to complete acquisitions; the Company’s ability to remain in compliance with Nasdaq Listing Rules; and those additional risks and uncertainties discussed under the heading “Risk Factors” in the Form 10-K/A filed by the Company with the SEC on April 22, 2025, and the other documents filed, or to be filed, by the Company with the SEC. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in the reports that the Company has filed and will file from time to time with the SEC. These SEC filings are available publicly on the SEC’s website at www.sec.gov. Should one or more of the risks or uncertainties described in this press release materialize or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Except as otherwise required by applicable law, the Company disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release.